As filed with the Securities and Exchange Commission on February 1, 2016

Registration No. 333-208747

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1741861
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3349 Highway 138, Building A, Suite E
Wall, NJ 07719
(732) 359-1100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael W. DePasquale
Chief Executive Officer
BIO-key International, Inc.
3349 Highway 138, Building A, Suite E
Wall, NJ 07719
(732) 359-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Vincent A. Vietti
Sean F. Reid

Fox Rothschild LLP

997 Lenox Drive, Building 3

Lawrenceville, NJ 08648

(609) 896-3600

 Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-208747) of BIO-key International, Inc. is being filed solely to provide the updated consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses incurred by us in connection with the sale of the common stock being registered by this registration statement. All amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$1,080
Printing and engraving expenses	1,000
Accounting fees and expenses	5,000
Legal fees and expenses	20,000
Miscellaneous expenses	1,000

Total	$28,080

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation, as amended, provides that, unless otherwise required under applicable law, (1) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (2) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company, any predecessor of the Company or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our Bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

On February 26, 2013, we issued a promissory note in the principal amount of $497,307 (the “InterDigital Note”) to DRNC.  The InterDigital Note accrued interest at a rate of 7% per annum and was scheduled to mature on December 31, 2015.  A portion of the proceeds from the sale of the InterDigital Note was used to repay the Colatosti Note in full, and the remaining proceeds were used for general corporate purposes.  On November 22, 2013, we repaid in full the $497,307 balance due under the InterDigital Note. The InterDigital Note was issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

On February 26, 2013, we issued 2,013,468 shares of common stock to DRNC for an aggregate purchase price of $402,693.  On February 26, 2013, we also issued 2,500,000 shares of common stock to a limited number of investors for an aggregate purchase price of $500,000. On July 23, 2013, we issued 1,750,003 units consisting of 1,750,003 shares of common stock and warrants to purchase an additional 1,750,003 shares of common stock for an aggregate purchase price of $1,050,000. Each unit consists of one share of common stock and a warrant to purchase one share of common stock. Each warrant is immediately exercisable at an exercise price of $0.50 per share and expires five years after the date of grant. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

On August 15, 2013, we issued warrants to purchase 150,000 shares of common stock at an exercise price of $0.20 per share to an independent contractor for work associated with the February 2013 common stock and note issuance. The warrants have a term of three years and vest immediately. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Between October 25, 2013 and November 8, 2013, we issued to certain private investors 12,323,668 units consisting of 12,323,668 shares of our common stock and warrants to purchase an additional 12,323,668 shares of our common stock for an aggregate purchase price of $3,697,100. Each unit had a purchase price of $0.30 and consisted of one share of common stock and one warrant. Each warrant is immediately exercisable at an exercise price of $0.50 per share and expires three years after the date of grant. In connection with our October 2013 private offering, we issued 206,034 shares of our common stock as a result of certain anti-dilution rights held by certain investors in our July 2013 private offering. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder directly by us without engaging in any advertising or general solicitation of any kind. Pursuant to a placement agency letter agreement, we paid the placement agent cash commissions equal to 8% of the gross proceeds of the offering and agreed to reimburse the placement agent for its reasonable out of pocket expenses. In addition, we issued warrants to the placement agent to purchase an aggregate of 985,893 shares of common stock. The Placement Agent Warrants have substantially the same terms as the warrants issued to the investors, except the placement agent warrants are immediately exercisable on a cashless basis.

In November 2014, we issued an aggregate of 7,974,999 shares of our common stock and warrants to purchase an additional 11,962,499 shares of common stock for an aggregate purchase price of $1,595,000 prior to a deduction for expenses. The warrants have a term of five years, an exercise price of $0.30 per share, are immediately exercisable. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

 We have issued options to our directors and executive officers. On August 13, 2015, we issued an aggregate of 72,222 shares of common stock and options to purchase an aggregate of 100,000 shares of common stock to our directors.  We also issued options to purchase an aggregate of 875,000 to certain of our officers.  The foregoing options have a term of seven years, an exercise price of $0.18 per share, and vest in three equal annual installments.  A description of securities issued to our officers and directors prior to December 31, 2014 is set forth under the section entitled “Executive Compensation”. All of the foregoing securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

On August 13, 2015, we issued options to purchase an aggregate of 1,003,000 shares of common stock to twelve employees, and 100,000 shares of common stock to our four non-employee directors. The options are exercisable at $0.18 per share, have a term of seven years, and vest in equal annual installments over a three-year period commencing on the date of grant.

On September 23, 2015, we issued a warrant to purchase 833,333 shares of common stock to one accredited investor in connection with the issuance of a promissory note. The warrant is immediately exercisable in full at an exercise price of $0.30 per share and has a term of five years. The foregoing securities were issued in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, without general solicitation or advertising of any kind and without payment of placement agent or brokerage fees to any person.

On October 22 and 29, 2015, we issued 84,500 shares of Series A-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for aggregate gross proceeds of $8,450,000. The Series A-1 Shares are convertible at any time at the option of the holder into shares of common stock at an initial conversion price of $0.30 per share and accrue dividends at the rate of 6% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year, payable in cash through October 1, 2017 and thereafter, in cash or kind through the issuance of additional shares of common stock. All of the foregoing securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

On November 11, 2015, we issued 105,000 shares of Series B-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for gross proceeds of $10,500,000, and 5,500 additional shares of Series A-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for gross cash proceeds of $550,000. The Series B-1 Shares are convertible at any time at the option of the holder into shares of common stock at an initial conversion price of $0.30 per share and accrue dividends at the rate of 2.5% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash. All of the foregoing securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

ITEM 16.     EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Exhibit
No.

3.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement, filed with the SEC on January 18, 2006)

3.4

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed with the SEC on March 31, 2015)

3.5

Certificate of Elimination of BIO-key International, Inc. filed October 6, 2015 (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

3.6

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

3.7

Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2, File No. 333-16451)

5.1	Opinion of Fox Rothschild LLP (incorporated by reference to Exhibit 5.1 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

10.1	SAC Technologies, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 10.24 to the annual report on Form 10-KSB, filed with the SEC on April 14, 2000)

10.2

Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001 (incorporated by reference to Exhibit 10.39 to the current report on Form 8-K, filed with the SEC on January 22, 2002)

10.3

BIO-key International, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.48 to amendment no. 1 the registrant’s registration statement on Form SB-2, File No. 33-120104, filed with the SEC on December 14, 2004)

10.4

Options to Purchase 50,000 and 32,620 Shares of Common Stock issued to Charles Romeo (incorporated by reference to Exhibit 10.78 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.5

Options to Purchase 50,000 and 48,930 Shares of Common Stock issued to John Schoenherr (incorporated by reference to Exhibit 10.79 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.6	Option to Purchase 500,000 Shares of Common Stock issued to Michael W. DePasquale (incorporated by reference to Exhibit 10.84 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.7	Option to Purchase 50,000 Shares of Common Stock issued to Charles Romeo (incorporated by reference to Exhibit 10.87 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.8	Option to Purchase 100,000 Shares of Common Stock issued to John Schoenherr (incorporated by reference to Exhibit 10.88 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.9

Employment Agreement, effective March 25, 2010, by and between the Company and Michael W. DePasquale (incorporated by reference to Exhibit 10.93 to the annual report on Form 10-K, filed with the SEC on March 26, 2010)

10.10

Omnibus Amendment and Waiver Agreement, dated as of December 30, 2010, by and between the Company and InterAct911 Mobile Systems, Inc., and SilkRoad Equity, LLC (incorporated by reference to Exhibit 10.40 to the annual report on Form 10-K, filed with the SEC on March 23, 2011 )

10.11

Note Purchase Agreement, dated February 26, 2013, by and between the Company and DRNC Holdings, Inc. (incorporated by reference to Exhibit 10.1 to quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.12

Securities Purchase Agreement, dated February 26, 2013, by and between the Company and DRNC Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.13

Form of Securities Purchase Agreement, dated February 26, 2013, by and between the Company and certain investors (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.14

Form of Securities Purchase Agreement, dated July 23, 2013, by and between the Company and certain investors (incorporated by reference to Exhibit 10.29 to the registration statement on Form S-1, filed with the SEC on July 26, 2013)

10.15	Form of Warrant (incorporated by reference to Exhibit 10.30 to the registration statement on Form S-1, filed with the SEC on July 26, 2013)

10.16

Form of Securities Purchase Agreement by and between the Company and certain investors dated October 25, 2013 and November 8, 2013 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.17

Form of Investor Warrant by and between the Company and certain investors dated October 25, 2013 and November 8, 2013 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.18

Form of Registration Rights Agreement by and between the Company and certain investors dated October 25, 2013 and November 8, 2013 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.19

Form of Supplement to Securities Purchase Agreement by and between the Company and certain investors dated November 8, 2013 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.20	Option to Purchase 25,000 Shares of Common Stock issued to Charles Romeo (incorporated by reference to Exhibit 10.35 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.21	Option to Purchase 25,000 Shares of Common Stock issued to John Schoenherr (incorporated by reference to Exhibit 10.36 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.22	Option to Purchase 500,000 Shares of Common Stock issued to Michael W. DePasquale (incorporated by reference to Exhibit 10.37 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.23	Option to Purchase 62,500 Shares of Common Stock issued to Mira LaCous (incorporated by reference to Exhibit 10.40 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.24	Option to Purchase 150,000 Shares of Common Stock issued to Cecilia Welch (incorporated by reference to Exhibit 10.41 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.25

Employment Agreement by and between BIO-key International, Inc. and Cecilia Welch dated May 15, 2013 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.26

Third Amendment to Lease Agreement by and between BIO-key International, Inc. and Victor AOP, Inc. dated June 30, 2013 (incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.27

First Amendment to Lease Agreement by and between BIO-key International, Inc. and BRE/DP MN LLC dated September 12, 2013 (incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.28

Form of Securities Purchase Agreement by and between the Company and certain investors dated November 13, 2014 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2014)

10.29

Form of Investor Warrant, by and between the Company and certain investors dated November 13, 2014 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2014)

10.30

Form of Registration Rights Agreement by and between the Company and certain investors dated November 13, 2014 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2014)

10.31	Form of Convertible Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

10.32	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

10.33	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

10.34	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

10.35	BIO-key International, Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the SEC on December 15, 2015)

10.36

Software License Purchase Agreement Dated November 11, 2015 by and among BIO-key Hong Kong Limited, Shining Union Limited, WWTT Technology China, Golden Vast Macao Commercial Offshore Limited, Giant Leap International Limited (incorporated by reference to Exhibit 10.36 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)**

23.1*	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

23.2	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

101.INS

XBRL Instance (incorporated by reference to Exhibit 101.INS to the quarterly report on Form 10-Q and the annual report on Form 10-K, filed with the SEC on November 16, 2015 and March 31, 2015, respectively)

101.SCH

XBRL Taxonomy Extension Schema (incorporated by reference to Exhibit 101.SCH to the quarterly report on Form 10-Q and the annual report on Form 10-K, filed with the SEC on November 16, 2015 and March 31, 2015, respectively)

101.CAL

XBRL Taxonomy Extension Calculation (incorporated by reference to Exhibit 101.CAL to the quarterly report on Form 10-Q and the annual report on Form 10-K, filed with the SEC on November 16, 2015 and March 31, 2015, respectively)

101.DEF

XBRL Taxonomy Extension Definition (incorporated by reference to Exhibit 101.DEF to the quarterly report on Form 10-Q and the annual report on Form 10-K, filed with the SEC on November 16, 2015 and March 31, 2015, respectively)

101.LAB

XBRL Taxonomy Extension Labels (incorporated by reference to Exhibit 101.LAB to the quarterly report on Form 10-Q and the annual report on Form 10-K, filed with the SEC on November 16, 2015 and March 31, 2015, respectively)

101.PRE

XBRL Taxonomy Extension Presentation (incorporated by reference to Exhibit 101.PR to the quarterly report on Form 10-Q and the annual report on Form 10-K, filed with the SEC on November 16, 2015 and March 31, 2015, respectively)

* filed herewith

**	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted sections have been filed separately with the Securities and Exchange Commission.

ITEM 17.     UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on February 1, 2016.

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael W. DePasquale
Michael W. DePasquale
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael W. DePasquale	Chairman of the Board and Chief Executive Officer	February 1, 2016
Michael W. DePasquale	(Principal Executive Officer)

/s/ Cecilia Welch	Chief Financial Officer	February 1, 2016
Cecilia Welch	(Principal Financial and Accounting Officer)

/s/ Charles P. Romeo*	Director	February 1, 2016
Charles P. Romeo

/s/ John Schoenherr*	Director	February 1, 2016
John Schoenherr

/s/ Thomas E. Bush, III*	Director	February 1, 2016
Thomas E. Bush, III

/s/ Thomas Gilley*	Director	February 1, 2016
Thomas Gilley

/s/ Wong Kwok Fong*	Director	February 1, 2016
Wong Kwok Fong

/s/ Yao Jianhui*	Director	February 1, 2016
Yao Jianhui

*	Executed by Michael W. DePasquale, pursuant to the power of attorney filed as Exhibit 24.1 with the SEC on December 23, 2015.